Exhibit 5.1

August 6, 2021

Ecoark Holdings, Inc.

303 Pearl Parkway Suite 200

San Antonio, TX 78215

Attention:	Randy S. May
Chief Executive Officer

Re: Registered Direct Offering of Common Stock and Warrants

Dear Mr. May:

You have requested our opinion with respect to certain matters in connection with the (i) sale by Ecoark Holdings, Inc., a Nevada corporation (the “Company”), to institutional investors of 3,478,261 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and accompanying warrants to purchase up to 3,478,261 shares Common Stock (the “Warrant Shares”) at an exercise price of $5.75 per share (the “Warrants”), and (ii) the issuance to H.C. Wainwright & Co., LLC, as the placement agent, or its designees, of warrants to purchase up to a total of 243,478 shares of Common Stock (the “Placement Agent Warrant Shares”) at an exercise price of $7.1875 per share (the “Placement Agent Warrants”), in each case pursuant to the Company’s Registration Statement on Form S-3 (File. No. 333-249532) (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2020 under the Securities Act of 1933 (the “Securities Act”), amended by Amendment No. 1 filed with the Commission on December 22, 2020 and Amendment No. 2 filed with the Commission on December 28, 2020. The Registration Statement became effective on December 29, 2020. The Warrants and the Placement Agent Warrants are exercisable upon the effectiveness of an amendment to the Company’s Articles of Incorporation to increase its authorized shares of common stock from 30,000,000 shares to 40,000,000 shares (the “Articles Amendment”), which is subject to the approval of the Company’s shareholders. The Shares and the accompanying Warrants are immediately separable and are issued separately, but are purchased together in this offering. The Shares and the Warrants are sold through H.C. Wainwright & Co., LLC as the placement agent pursuant to the Securities Purchase Agreement (the “Agreement”), dated August 4, 2021, by and between the Company and the investors in the offering.

SEACOAST BANK BUILDING

3001 PGA Boulevard | Suite 305 | Palm Beach Gardens, Florida 33410

Telephone (561) 686-3307 | www.nasonyeager.com

PALM BEACH GARDENS • BOCA RATON

Ecoark Holdings, Inc.

August 6, 2021

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement, (ii) the prospectus supplement and the accompanying base prospectus filed with the Commission on August 5, 2021 (together, the “Prospectus”), (iii) the Securities Purchase Agreement, (iv) the form of Warrant, (v) the form of Placement Agent Warrant, (vi) the form of Common Stock Certificate of the Company, (vii) certain resolutions approved by the Board of Directors of the Company, (viii) the Company’s Articles of Incorporation, as amended, and (ix) the Company’s Amended and Restated Bylaws. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes (the “NRS”), as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that:

(1)       The Shares are validly issued, fully paid, and non-assessable.

(2)       The Warrants and the Placement Agent Warrants are valid and binding obligations of the Company.

(3)       When the Warrant Shares and Placement Agent Warrant Shares initially issuable upon exercise of the Warrants and Placement Agent Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and Placement Agent Warrant Holders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants and Placement Agent Warrants, the Warrant Shares and Placement Agent Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as Exhibit 5.1 to a Current Report on Form 8-K incorporated by reference in the Registration Statement and in the Prospectus. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Ecoark Holdings, Inc.

August 6, 2021

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.